Exhibit 10.7
Agreement #4904RL1168
This Base Agreement (“Base Agreement”) dated as of October 15, 2004 (“Effective Date”), between International Business Machines Corporation (“Buyer”) and Voltaire, Inc. (“Supplier”), establishes the basis for a multinational procurement relationship under which Supplier will provide Buyer the Products and Services described in SOWs issued under this Base Agreement. Products and Services acquired by Buyer on or after the Effective Date will be covered by this Base Agreement. This Base Agreement will remain in effect until terminated.
1.0 Definitions:
“Affiliates” means entities that control, are controlled by, or are under common control with, a party to this Agreement.
“Agreement” means this Base Agreement and any relevant Statements of Work (“SOW”), Work Authorizations (“WA”), and other attachments or appendices specifically referenced in this Agreement.
“Engineering Change” or “EC” means any change(s) to Product.
“Participation Agreement” or “PA” means an agreement signed by one or more Affiliates which incorporates by reference the terms and conditions in this Base Agreement, any relevant SOW, and other attachments or appendices specifically referenced in the PA.
“Personnel” means agents, employees or subcontractors engaged or appointed by Buyer or Supplier.
“Prices” means the agreed upon payment and currency for Products and Services, including all applicable fees, payments and taxes, as specified in the relevant SOW and/or WA.
“Products” means items that Supplier prepares for or provides to Buyer as described in a SOW.
“Services” means work that Supplier performs for Buyer as described in a SOW.
“Statement of Work” or “SOW” means any document that:
1.	identifies itself as a statement of work;

2.	is signed by both parties;

3.	incorporates by reference the terms and conditions of this Base Agreement; and

4.	describes the Products and Services, including any requirements, specifications or schedules.
“Taxes” means any and all applicable taxes, charges, fees, levies or other assessments imposed or collected by any governmental entity worldwide or any political subdivision thereof and however designated or levied on sales of Products or Services, or sales, use, transfer, goods and services or value added tax or any other duties or fees related to any payment made by Buyer to Supplier for Product and/or Service provided by Supplier to Buyer under or pursuant to this Agreement; exclusive, however, of taxes imposed upon the net income or capital of Supplier or taxes in lieu of such net income taxes or such other taxes which are to be borne by the Supplier under law. Supplier shall also bear sole responsibility for all taxes, assessments, or other levies on its own leased or purchased property, equipment or software.
“Work Authorization” or “WA” means Buyer’s authorization in either electronic or tangible form for Supplier to conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.
2.0 Statement of Work
Supplier will provide the Products or Services as specified in the relevant SOW only when specified in a WA. Supplier will begin work only after receiving a WA from Buyer. Buyer may request changes to a SOW and Supplier will submit to Buyer the impact of such changes. Changes accepted by Buyer will be specified in an amended SOW or change order signed by both parties. Supplier will maintain the capability to supply agreed upon Products, including parts of Products, for a period of time as Voltaire is required by law and any additional periods of time specified in the relevant SOW. Supplier will notify Buyer of its intent to withdraw any Product and will continue to deliver such withdrawn Products for the periods as specified in the relevant SOW. Supplier agrees to accept all WA’s that conform with the terms and conditions of this Agreement;
3.0 Pricing
Supplier will provide Products and Services to Buyer for the Prices. The Prices for Products and Services specified in a SOW and/or WA and accepted by Buyer plus the payment of applicable Taxes will be the only amount due to Supplier from Buyer. The relevant SOW or WA shall contain Prices for each country receiving Products and Services under this Agreement.

Form Title: Voltaire Base Agreement	Page 1 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04

Agreement #4904RL1168
4.0 Taxes
Supplier’s invoices shall state applicable taxes owed by the Buyer, if any, by tax jurisdiction and with a proper breakdown between taxable and non-taxable Products and Services. Supplier shall remit such tax payments to the appropriate jurisdiction. Supplier agrees to use its best efforts to properly calculate any applicable Taxes at the time of invoice. Supplier and Buyer agree to cooperate to minimize any applicable Taxes, including reasonable notice and cooperation in connection with any audit. Any incremental taxes shall be Supplier’s responsibility. If Buyer provides certification of an exemption from Tax or reduced rate of Tax imposed by an applicable taxing authority, then Supplier shall not invoice for nor pay over any such Tax unless and until the applicable taxing authority assesses such Tax, at which time Supplier shall invoice and Buyer shall pay any such Tax that is legally owed.
Buyer shall withhold taxes, if required under the law to be withheld on payments made to Supplier hereunder and shall be required to remit to Supplier only the net proceeds thereof (but not less than the Price). Buyer shall remit the taxes withheld to the appropriate government authority and agrees to provide Supplier in a timely manner with properly executed documentation or other information or receipts or certificates evidencing Buyers payment of any such withholding tax
Supplier will indemnify Buyer from any claims by any jurisdiction relating to Taxes paid by Buyer to Supplier; and for any penalties, fines, additions to tax or interest thereon imposed as a result of Supplier’s failure to timely remit the Tax payment to the appropriate taxing jurisdiction. Supplier also shall indemnify Buyer for any claims made by a taxing jurisdiction for penalties, fines, additions to tax and the amount of interest thereon imposed with respect to Supplier’s failure to invoice Buyer for the correct amount of Tax.
5.0 Payments and Acceptance
Terms for payment will be specified in the relevant SOW and/or WA. Payment of invoices will not be deemed acceptance of Products or Services, but rather such Products or Services will be subject to inspection, test, acceptance or rejection by Buyer until successful integration into Buyer’s products, or for a period as specified in the relevant SOW, whichever occurs first. Buyer may, at its option, either reject Products or Services that do not comply with the specifications and requirements for a refund as specified in the applicable SOW, or require prompt correction or replacement of such Products upon Buyer’s written instruction. Buyer may reject entire lots of Products which do not meet quality levels as specified in the relevant SOW and/or WA. .
Unless otherwise provided by local law without the possibility of contractual waiver or limitation, Supplier will submit invoices, corrected invoices, or other such claims for reimbursement, to Buyer within (1) year from the date of acceptance of Products or the satisfactory completion of Services. Exceptions must be specifically authorized by Buyer.
6.0 Electronic Commerce
To the extent permitted by local law, the parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations (“Documents”), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW and/or WA. The parties will enter into a separate agreement governing the transmission of such electronic transactions and associated responsibilities of the parties.
7.0 Warranties
7.1 Ongoing Warranties
Supplier makes the following ongoing representations and warranties:
1. it has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject;
2. no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer’s use or sale of the Products;
3. As of the Effective Date, Products and Services do not infringe any intellectual property right of a third party;
4. all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Products, to the extent permitted by law;
5. Products are free from defects in material and workmanship for the time period as specified in the relevant SOW and/or WA;
6. Products will conform to the warranties, specifications and requirements, including but not limited to quality requirements in this Agreement;

Form Title: Voltaire Base Agreement	Page 2 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04

Agreement #4904RL1168
7. Products are free of defects in design (except for written designs provided by Buyer unless the defects in Buyer’s designs are based on Supplier’s specifications. 7. Products are safe for use consistent with and will comply with the warranties, specifications and requirements in this Agreement;
8. Products and Services which interact in any capacity with monetary data are euro ready such that when used in accordance with their associated documentation they are capable of correctly processing monetary data in the euro denomination and respecting the euro currency formatting conventions (including the euro sign);
9. none of the Products contain nor are any of the Products manufactured using ozone depleting substances such as halons, chlorofluorocarbons, hydrochlorofluorocarbons, methyl chloroform and carbon tetrachloride as defined by the Montreal Protocol , and as also specified in the relevant SOW and/or WA;
10. Products are new and do not contain used or reconditioned parts, unless otherwise specified in the relevant SOW and/or WA;
11. to the extent Products include software code (including without limitation firmware, BIOS, and device drivers), Products contain no harmful code at time of delivery.
12. all Products and all parts of Products, including, but not limited to parts that may be identified as field replacement units, customer replacement units, spare parts, and/or parts that have any floppy disk controller functions and other storage devices shall not experience data integrity, undetected data loss, or related issues, and shall conform with any other related requirements specified in the relevant SOW and/or WA;
13. all Products will process date data correctly (including, without limitation, correctly processing, providing, receiving, and displaying date data within and between the twentieth and twenty-first centuries), and are designed to exchange date data accurately and correctly with other products (including, without limitation, hardware, code, other software, and firmware) when used with products which are designed to exchange date data accurately and correctly;
14. it is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals in the U.S., or outside the U.S., release or transfer of technology and software having U.S. content or derived from U.S.-origin software or technology); it is knowledgeable with applicable supply chain security recommendations issued by applicable governments and industry standards organizations and will make best efforts to comply with such recommendations;
15. it will not export, directly or indirectly, any technology, software or commodities of U.S. origin or having U.S. content provided by Buyer or their direct product to any of the countries or to nationals of those countries, wherever located, listed in U.S. Export Administration Regulations, as modified from time to time, unless authorized by appropriate government license or regulations;
16. it will not use, disclose, or transfer across borders any information that is processed for Buyer that may identify an individual (Personal Data), except to the extent necessary to perform under this Agreement; and
17. it will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and other protections for the Personal Data, will report any breaches of protection of Personal Data, and will cooperate fully with Buyer’s requests for access to, correction of, and destruction of Personal Data in Supplier’s possession.
7.2 Warranty Redemption
If Products or Services do not comply with the warranties in this Agreement, in addition to all other remedies available at law, equity or in this Agreement. Supplier will repair or replace Products (at the latest revision level) or re-perform Services, or credit or refund the Price of Products or Services, such remedy at Buyer’s discretion. For such Products, Supplier will issue to Buyer a Return Material Authorization (“RMA”) within five (5) days of Buyer’s notice. If Supplier fails to repair or replace Products or re-perform Services in a timely manner, Buyer may do so and Supplier will reimburse Buyer for actual and reasonable expenses. After receipt of the RMA, Buyer may return Products which do not conform to the warranties in this Agreement from any Buyer location to the nearest authorized Supplier location at cost of Buyer, and Supplier will, at cost of Supplier, return any repaired or replaced Product in a timely manner.
7.3 Post Warranty Service
Supplier will offer post warranty Services as specified in the relevant SOW or identify a third party which will provide such Services. In the event a third party or Buyer will provide such Services, Supplier will provide the designated party with the information required for the performance of the Services.

Form Title: Voltaire Base Agreement	Page 3 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04

Agreement #4904RL1168
7.4 Epidemic Defects
“Epidemic Defects” shall mean Products and their associated Engineering Changes that experience one or more of the following: (a) the same defect at a rate of ___*___ percent (___*___%) or more (or other rate that may be specified in an SOW) in any given thirty (30) day rolling period over the life of the Products, (b) the same defect at a rate of ___*___ percent (___*___%) or more (or other rate that may be specified in an SOW) of total purchases over the life of the Products, (c) recalls by Supplier, or otherwise, or (d) safety defects . For Epidemic Defects, Supplier will, at Buyer’s discretion: (i) refund or credit the Product Price, or replace or repair the Products at no charge in a timely manner, and (ii) reimburse Buyer for all actual and reasonable expenses incurred by Buyer related to Epidemic Defects, including, without limitation, costs associated with repair or replacement, field costs, customer related expenses, problem diagnosis, and field and finished goods inventory related costs. Supplier will commence such performance within five (5) calendar days of Buyer’s notice to Supplier of an Epidemic Defect.
8.0 Delivery
8.1 Delivery Logistics
Delivery under this Agreement means delivery to the Buyer location and delivery point as specified in the relevant SOW and/or WA. Buyer may cancel or reschedule the delivery date or change the delivery point as specified in the relevant SOW and/or WA. The term of sale will be specified in a SOW or WA. Buyer may issue a twelve (12) month rolling forecast for quantities of Products that may be required. Supplier will only deliver the Products specified in a WA. ANY PRODUCT QUANTITIES CITED IN OR PURSUANT TO THIS AGREEMENT, EXCEPT FOR QUANTITIES CITED IN A WA AS FIRM, ARE PRELIMINARY AND NON-BINDING ONLY. BUYER MAKES NO REPRESENTATION OR WARRANTY AS TO THE QUANTITY OF PRODUCTS THAT IT WILL PURCHASE, IF ANY.
8.2 On-Time Delivery
The lead-time for Buyer to issue a WA prior to delivery will be specified in a SOW. Products specified in a WA for delivery with such lead-time will be delivered on time. Supplier will use reasonable efforts when Buyer requests delivery with a shorter lead-time. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:
1. cancel without charge Products or Services that were not delivered by the commitment date and which remain not yet delivered;
2. require Supplier to deliver Products using priority freight delivery at Supplier’s expense for the incremental freight charges. and
3. exercise all other remedies provided at law, in equity and in this Agreement.
9.0 Intellectual Property
Supplier grants Buyer a non-exclusive, right and license under all intellectual property rights licensable by Supplier to the extent necessary for Buyer to use and sell the Products. This Agreement does not grant either party the right to use the other party’s or their Affiliates’ trademarks, trade names or service marks.
Software is licensed, not sold.
Except for the limited rights, licenses and assignments expressly made hereunder, no other license is granted,
10.0 Supplier Liability for Third Party Claims
10.1 General Indemnification
Supplier will defend, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel against third party claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement.
10.2 Intellectual Property Indemnification
Supplier will defend, or at Buyer’s option cooperate in the defense of, hold harmless and indemnify, including reasonable legal fees, Buyer and Buyer Personnel from third party claims that Supplier’s Products or Services infringe the intellectual property rights of a third party. In addition, if such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:
1. obtain for Buyer the right to continue to use and sell the Products and Services consistent with this Agreement;
2. modify the Products and Services so they are non-infringing and in compliance with this Agreement;
3. replace the Products and Services, with non-infringing ones that comply with this Agreement; or

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Form Title: Voltaire Base Agreement	Page 4 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04

Agreement #4904RL1168
4. at Buyer’s request, accept the cancellation of infringing Services and the return of the infringing Products and refund any amount paid.

Buyer will give Supplier prompt notice of third party claims against Buyer, and cooperate in the investigation, settlement and defense of such claims at Supplier’s expense.
10.3 Exceptions to Indemnification
Supplier will have no obligation to indemnify, defend or hold harmless Buyer or Buyer Personnel for claims that Supplier’s Products or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of:
1. Buyer’s combination of Products or Services with other products or services not reasonably foreseeable by Supplier and such infringement or claim would have been avoided in the absence of such combination;
2. Supplier’s implementation of a Buyer originated design and such infringement or claim would have been avoided in the absence of such implementation;
3. Buyer’s modification of the Products except for intended modifications required for use of the Products and such infringement or claim would have been avoided in the absence of such modification; or
4. Any intellectual property right in which Buyer or any of its Affiliates has an ownership interest therein.
11.0 Limitation of Liability between Supplier and Buyer
In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. This mutual Limitation of Liability does not limit the obligations and liability of Supplier provided in the Section entitled Supplier Liability for Third Party Claims or the Subsection entitled Epidemic Defects. In no event will either party be liable for the respective actions or omissions of its Affiliates under this Agreement.
Buyer will not be liable to Supplier (i) under a WA for an amount greater than the amount due and unpaid amounts under such WA, and (ii) under the Agreement for an amount greater than the amount due and unpaid amounts under all WAs hereunder.
Supplier acknowledges and agrees that all WA’s or PA’s issued by Buyer’s Affiliate(s) are independent agreements between Supplier or Supplier Affiliate and the Buyer Affiliate. Buyer shall not be liable to Supplier or Supplier Affiliate(s) for any actions or inactions of any Buyer Affiliate(s) under a WA or PA, nor shall any actions or inactions by Buyer’s Affiliate(s) constitute a breach of the Agreement between Buyer and Supplier.
12.0 Supplier and Supplier Personnel
Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:
1. ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;
2. be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel;
3. inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;
4. ensure Supplier Personnel performing Services on Buyer’s premises comply with the On Premises Guidelines and upon request, provide Buyer, for export evaluation purposes, the country of citizenship and permanent residence and immigration status of those persons. Buyer retains the right to refuse to accept persons made available by Supplier for export control reasons; and
5. not discriminate against any employees, applicants for employment, or any entity engaged in its procurement practices because of race, color, religion, sex, age, national origin, or any other legally protected status.
13.0 Insurance
Supplier will maintain at its expense:
1. commercial general or public liability insurance with a minimum limit per occurrence or accident of * USD (or local currency equivalent);
2. workers’ compensation or employer’s liability insurance as required by local law, such policies waiving any subrogation rights against Buyer; and
3. automobile liability insurance as required by local statute but not less than * USD (or local currency equivalent) if a vehicle will be used in the performance of this Agreement.
Insurance required under clauses (1) and (3) will name Buyer as an additional insured with respect to Supplier’s negligence and Buyer’s insurable interest , will be primary or non-contributory regarding insured damages or expenses,

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Form Title: Voltaire Base Agreement	Page 5 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04

Agreement #4904RL1168
and will be purchased from insurers with an AM Best Rating of B+ or better and a financial class rating of 11 or better or as otherwise accepted by Buyer.
14.0 Term and Termination
14.1 Termination of this Base Agreement
Either party may terminate this Base Agreement, without any cancellation charge, for a material breach of this Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy (“Cause”), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured. Either party may terminate this Base Agreement without Cause when there are no outstanding SOWs or WAs.
14.2 Termination of a SOW or WA
a) Buyer may, upon written notice to Supplier, terminate a SOW or WA:
1. with Cause effective immediately or as otherwise specified in such notice; or
2. without Cause effective immediately or as otherwise specified in such notice, provided that; (i) In the event Buyer terminates without Cause, Supplier will fulfill its obligations to supply all Products and Services ordered pursuant to the applicable WA and Buyer will compensate Supplier for such Products and Services in accord with the terms of this Agreement for actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination and Supplier using reasonable efforts to mitigate Buyer’s liability under this Subsection.. .
b) Upon termination, in accordance with Buyer’s written direction, Supplier will immediately:
1. cease work;
2. prepare and submit to Buyer an itemization of all completed and partially completed Products and Services;
3. deliver to Buyer Products satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW and/or WA; and
4. deliver upon request any work in process.
15.0 General
15.1 Amendments
This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.
15.2 Assignment
Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement. Any unauthorized assignment of this Agreement is void.
15.3 Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action
This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country where the Buyer entering into the relevant agreement or PA is located, except: (i) in Australia, this Agreement will be governed by the laws of the State or Territory in which the transaction occurs; (ii) in the United Kingdom, this Agreement will be governed by the laws of England; (iii) in Albania, Armenia, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Former Yugoslav Republic of Macedonia, FR Yugoslavia, Georgia, Hungary, Kazakhstan, Kyrgyzstan, Moldova, Poland, Romania, Russia, Slovakia, Slovenia, Tajikistan, Turkmenistan, Ukraine, and Uzbekistan, this Agreement will be governed by the laws of Austria; (iv) in Estonia, Latvia, and Lithuania, Finnish law will apply; (v) in Canada, the laws of the Province of Ontario govern this Agreement; (vi) in the United States (including if any part of the transaction occurs within the United States) and Puerto Rico, and People’s Republic of China, the laws of the State of New York applicable to contracts executed in and performed entirely within that State govern this Agreement. The United Nations Convention on Contracts for the International Sale of Goods does not apply. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to a breach of this Agreement must be commenced no later than two (2) years from the date on which the cause of action arose.

Form Title: Voltaire Base Agreement	Page 6 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04

Agreement #4904RL1168
15.4 Communications
All communications between the parties regarding this Agreement will be conducted through the parties’ representatives as specified in the relevant SOW. Supplier will use reasonable efforts to participate in replenishment logistics programs presented by Buyer. All notices required in writing under this Agreement will be made to the appropriate contact(s) listed in the relevant SOW and/or WA and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.
15.5 Counterparts
This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.
15.6 Exchange of Information
All information exchanged is non confidential. If either party requires the exchange of confidential information, it will be made under a separate signed confidentiality agreement between the parties. The parties will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may be required by law, provided the party publicizing obtains any confidentiality treatment available. Supplier will use information regarding this Agreement only in the performance of this Agreement. For any business personal information relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use such information in connection with this Agreement. Notwithstanding the foregoing, each party agrees that confidential information may be exchanged in accordance with and pursuant to that certain Confidential Disclosure Agreement #4903ST0305, the terms and conditions of which are incorporated by this reference as if set forth in full herein.
15.7 Freedom of Action
This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Products or Services and is not obligated to announce or market any Products or Services and does not guarantee the success of its marketing efforts, if any.
15.8 Force Majeure
Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.
15.9 Obligations of Affiliates
Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a PA before conducting any transaction under this Agreement.
15.10 Prior Communications and Order of Precedence
This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict or inconsistency in these documents, the order of precedence will be:
1.	the quantity, payment and delivery terms of the relevant WA;

2.	the relevant SOW;

3.	this Base Agreement; and

4.	the remaining terms of the relevant WA.
15.11 Record Keeping and Audit Rights
Supplier will maintain (and provide to Buyer upon request) relevant business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than three (3) years following completion or termination of the relevant SOW and/or WA. All accounting records will be maintained in accordance with generally accepted accounting principles.
15.12 Severability
If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties’ rights under this Agreement.

Form Title: Voltaire Base Agreement	Page 7 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04

Agreement #4904RL1168
15.13 Survival
The provisions set forth in the following Sections and Subsections of this Base Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: “Taxes”, “Ongoing Warranties”, “Epidemic Defects”, “Warranty Redemption”, “Intellectual Property”, “Supplier Liability for Third Party Claims”, “Limitation of Liability between Supplier and Buyer”, “Record Keeping and Audit Rights”, “Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action”, “Exchange of Information”, and “Prior Communications and Order of Precedence”.
15.14 Waiver
An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
INTERNATIONAL BUSINESS MACHINES CORPORATION	VOLTAIRE, INC.

By: /s/ Craig A. Bloszinsky 10/14/04	By: /s/ Mark E. Favreau 10/12/04

Buyer Signature Date	Supplier Signature Date
Craig A. Bloszinsky	Mark E. Favreau

Printed Name	Printed Name
Director Electronic Comp. Proc.	Executive Vice President & General Manager

Title & Organization	Title & Organization

Buyer Address:	Supplier Address:
3039 Cornwallis Road RTP, NC 27709	6 Fortune Drive, 3rd Floor Billerica, MA 01821-3917 USA

Form Title: Voltaire Base Agreement	Page 8 of 8	Form Release: 8/98

Form Owner: Global Procurement		Revision: 3/04